                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)


                          O2MICRO INTERNATIONAL LIMITED
                          -----------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                   G6797E 106
                                   ----------
                                 (CUSIP Number)

                    INITIAL PUBLIC OFFERING- AUGUST 28, 2000
                      (Date of Event Which Requires Filing
                               of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

         |_| Rule 13d-1(c)

         |X| Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                         (Continued on following pages)

                              (Page 1 of 19 Pages)

---------------------                                    ------------------
CUSIP NO. G6797E 10 6               13 G                 Page 2 of 19 Pages
---------------------                                    ------------------


-------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Asia Pacific Growth Fund II, L.P.

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A) |_|

                                                                       (B) |X|
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

-------------------------------------------------------------------------------

          NUMBER OF            5      SOLE VOTING POWER
                                      0
           SHARES
                               ------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY                 2,313,726

                               ------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
                                      0
             EACH

      REPORTING PERSON
                               ------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
             WITH                     2,313,726

-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,313,726

-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |_|

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.1%

-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         PN
-------------------------------------------------------------------------------

---------------------                                    ------------------
CUSIP NO. G6797E 10 6               13 G                 Page 3 of 19 Pages
---------------------                                    ------------------


-------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) HanTech International Venture Capital Corporation

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A) |_|

                                                                       (B) |X|
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         British Virgin Islands

-------------------------------------------------------------------------------

          NUMBER OF            5      SOLE VOTING POWER
                                      0
           SHARES
                               ------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY                 1,516,863

                               ------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
                                      0
             EACH

      REPORTING PERSON
                               ------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
             WITH                     1,516,863

-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,516,863

-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |_|

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.6%

-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------------------------------------------------------------------------------

---------------------                                    ------------------
CUSIP NO. G6797E 10 6               13 G                 Page 4 of 19 Pages
---------------------                                    ------------------


-------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) HanRong Venture Capital Investment Corporation

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A) |_|

                                                                       (B) |X|
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Taiwan

-------------------------------------------------------------------------------

          NUMBER OF            5      SOLE VOTING POWER
                                      0
           SHARES
                               ------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY                 573,333

                               ------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
                                      0
             EACH

      REPORTING PERSON
                               ------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
             WITH                     573,333

-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         573,333

-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |_|

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.7%

-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------------------------------------------------------------------------------

---------------------                                    ------------------
CUSIP NO. G6797E 10 6               13 G                 Page 5 of 19 Pages
---------------------                                    ------------------


-------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) H&Q Taiwan Co., Ltd.

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A) |_|

                                                                       (B) |X|
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Taiwan

-------------------------------------------------------------------------------

          NUMBER OF            5      SOLE VOTING POWER
                                      0
           SHARES
                               ------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY                 2,090,196

                               ------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
                                      0
             EACH

      REPORTING PERSON
                               ------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
             WITH                     2,090,196

-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,090,196

-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |_|

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.4%

-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------------------------------------------------------------------------------

---------------------                                    ------------------
CUSIP NO. G6797E 10 6               13 G                 Page 6 of 19 Pages
---------------------                                    ------------------

-------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) H&Q Asia Pacific, Ltd.

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A) |_|

                                                                       (B) |X|
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         British Virgin Islands

-------------------------------------------------------------------------------

          NUMBER OF            5      SOLE VOTING POWER
                                      0
           SHARES
                               ------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY                 4,403,922

                               ------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
                                      0
             EACH

      REPORTING PERSON
                               ------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
             WITH                     4,403,922

-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,403,922

-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |_|

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         13.4%

-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------------------------------------------------------------------------------

---------------------                                    ------------------
CUSIP NO. G6797E 10 6               13 G                 Page 7 of 19 Pages
---------------------                                    ------------------


-------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         Ta-lin Hsu

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A) |_|

                                                                       (B) |X|
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
-------------------------------------------------------------------------------

          NUMBER OF            5      SOLE VOTING POWER
                                      0
           SHARES
                               ------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY                 4,403,922

                               ------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
                                      0
             EACH

      REPORTING PERSON
                               ------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
             WITH                     4,403,922

-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,403,922

-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |_|

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         13.4%

-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         IN
-------------------------------------------------------------------------------

---------------------                                    ------------------
CUSIP NO. G6797E 10 6               13 G                 Page 8 of 19 Pages
---------------------                                    ------------------


-------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) H&Q Asia Pacific II, L.L.C.

-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A) |_|

                                                                       (B) |X|
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

-------------------------------------------------------------------------------

          NUMBER OF            5      SOLE VOTING POWER
                                      0
           SHARES
                               ------------------------------------------------
                               6      SHARED VOTING POWER
         BENEFICIALLY                 2,313,726

                               ------------------------------------------------
           OWNED BY            7      SOLE DISPOSITIVE POWER
                                      0
             EACH

      REPORTING PERSON
                               ------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
             WITH                     2,313,726

-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,313,726

-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           |_|

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.1%

-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         OO
-------------------------------------------------------------------------------

---------------------                                    ------------------
CUSIP NO. G6797E 10 6               13 G                 Page 9 of 19 Pages
---------------------                                    ------------------

ITEM 1(a)         NAME OF  ISSUER:

                  O2Micro International Limited, (the "Issuer")

 ITEM 1(b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  The Grand Pavillion, West Bay Road
                  P.O. Box 1794, George Town
                  Grand Cayman, Cayman Islands

ITEM 2(a)         NAME OF PERSON FILING:

                  (a) This Statement is filed on behalf of the following Reporting Persons ("Reporting Persons")


         (1) Asia Pacific Growth Fund II, L.P., a Delaware limited partnership


         (2) HanTech International Venture Capital Corporation, a British Virgin Islands company


         (3) HanRong Venture Capital Investment Corporation, incorporated under Chinese Company Law


         (4)      H&Q Taiwan Co., Ltd., incorporated under Chinese Company Law


         (5)      H&Q Asia Pacific, Ltd., a British Virgin Islands company


         (6)      Ta-lin Hsu, an individual

         (7) H&Q Asia Pacific II, L.L.C., a Delaware limited liability company

ITEM 2(b)         ADDRESS OF PRINCIPAL OFFICE:

         (1)      156 University Avenue
                  Palo Alto, CA 94301

         (2)      Room 3201, 32F, No.333,
                  Keelung Rd., Sec.1,
                  Taipei 110 Taiwan ROC

         (3)      Room 3201, 32F, No.333,
                  Keelung Rd., Sec.1,
                  Taipei 110 Taiwan ROC

         (4)      32F-1, International Trade Building
                  333 Keelung Road, Sec. 1
                  Taipei, 10548, Taiwan, ROC

---------------------                                    ------------------
CUSIP NO. G6797E 10 6               13 G                 Page 10 of 19 Pages
---------------------                                    ------------------

         (5)      P.O. Box 71, Craigmuir Chambers
                  Road Town, Tortola
                  British Virgin Islands

         (6)      156 University Avenue
                  Palo Alto, CA 94301

         (7)      156 University Avenue
                  Palo Alto, CA 94301

ITEM 2(c)         CITIZENSHIP/ PLACE OF ORGANIZATION:

         (1)      Delaware

         (2)      British Virgin Islands

         (3)      Taiwan

         (4)      Taiwan

         (5)      British Virgin Islands

         (6)      United States of America

         (7)      Delaware

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock


ITEM 2(e)         CUSIP NUMBER:

                  G6797E 10 6

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable

ITEM 4.  OWNERSHIP


         (a)      AMOUNT BENFICIALLY OWNED:

         The number of shares of common stock of the Issuer ("Common Stock") that are owned of record and that may be deemed to be beneficially owned by each Reporting Person reporting in this Schedule 13G, as of February 14, 2001, is set forth in the table below:

---------------------                                    ------------------
CUSIP NO. G6797E 10 6               13 G                 Page 11 of 19 Pages
---------------------                                    ------------------

                               TABLE OF OWNERSHIP




                                                                    NO. OF SHARES THAT MAY         PERCENTAGE THAT
                                     NO. OF SHARES    PERCENTAGE        MAY BE DEEMED               MAY BE DEEMED
         REPORTING PERSON               OWNED OF       OWNED OF       BENEFICIALLY OWNED             BENEFICIALLY
         ----------------               --------       --------       ------------------             ------------
                                        RECORD          RECORD                                          OWNED
                                        ------          ------                                          -----
ASIA PACIFIC GROWTH FUND II, L.P.    2,313,726            7.1%

HANTECH INTERNATIONAL VENTURE        1,516,863            4.6%
CAPITAL CORPORATION

HANRONG VENTURE CAPITAL INVESTMENT   573,333              1.7%
CORPORATION

H&Q TAIWAN CO., LTD.                 0                     0%            2,090,196                         6.4%

H&Q ASIA PACIFIC II, L.L.C.          0                     0%            2,313,726                         7.1%

H&Q ASIA PACIFIC, LTD.               0                     0%            4,403,922                        13.4%

TA-LIN HSU                           0                     0%            4,403,922                        13.4%

TOTAL COMMON SHARES                  32,784,238

TOTAL SHARES OWNED BY ENTITIES       4,403,922           13.4%           4,403,922                        13.4%
FILING 13G:

---------------------                                    ------------------
CUSIP NO. G6797E 10 6               13 G                 Page 12 of 19 Pages
---------------------                                    ------------------


(b)      PERCENTAGE OF CLASS:

      ASIA PACIFIC GROWTH FUND II, L.P.                              7.1%

      HANTECH INTERNATIONAL VENTURE CAPITAL CORPORATION              4.6%

      HANRONG VENTURE CAPITAL INVESTMENT CORPORATION                 1.7%

      H&Q TAIWAN CO., LTD.                                           6.4%

      H&Q ASIA PACIFIC II, L.L.C.                                    7.1%

      H&Q ASIA PACIFIC, LTD.                                        13.4%

      TA-LIN HSU                                                    13.4%

(c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:


         ASIA PACIFIC GROWTH FUND II, L.P. holds:

                  (i)      Sole power to vote or to direct the vote: 0
                  (ii)     Shared power to vote or to direct the vote: 2,313,726
                  (iii)    Sole power to dispose or to direct the disposition: 0
                  (iv)     Shared power to dispose or to direct the disposition:
                           2,313,726

         HANTECH INTERNATIONAL VENTURE CAPITAL CORPORATION holds:

                  (i)      Sole power to vote or to direct the vote:  0
                  (ii)     Shared power to vote or to direct the vote: 1,516,863
                  (iii)    Sole power to dispose or to direct the disposition: 0
                  (iv)     Shared power to dispose or to direct the disposition:
                           1,516,863

         HANRONG VENTURE CAPITAL INVESTMENT CORPORATION holds:

                  (i)      Sole power to vote or to direct the vote:  0
                  (ii)     Shared power to vote or to direct the vote:  573,333
                  (iii)    Sole power to dispose or to direct the disposition: 0
                  (iv)     Shared power to dispose or to direct the disposition:
                           573,333


H&Q Taiwan Co. Ltd., may be deemed to beneficially own the shares of Common Stock owned by HanTech International Venture Capital Corporation and HanRong Venture Capital Investment Corporation covered by this Statement.

---------------------                                    ------------------
CUSIP NO. G6797E 10 6               13 G                 Page 13 of 19 Pages
---------------------                                    ------------------

         H&Q TAIWAN CO., LTD. holds:

                  (i)      Sole power to vote or to direct the vote:  0
                  (ii)     Shared power to vote or to direct the vote: 2,090,196
                  (iii)    Sole power to dispose or to direct the disposition: 0
                  (iv)     Shared power to dispose or to direct the disposition:
                           2,090,196

H&Q Asia Pacific II, L.L.C., may be deemed to beneficially own shares of Common Stock owned by Asia Pacific Growth Fund II, L.P. covered in the Statement.

         H&Q Asia Pacific II, L.L.C. holds:

                  (i)      Sole power to vote or to direct the vote:  0
                  (ii)     Shared power to vote or to direct the vote: 2,313,726
                  (iii)    Sole power to dispose or to direct the disposition: 0
                  (iv)     Shared power to dispose or to direct the disposition:
                           2,313,726

H&Q Asia Pacific, Ltd., may be deemed to beneficially own shares of Common Stock owned by Asia Pacific Growth Fund II L.P., HanTech International Venture Capital Corporation and HanRong Venture Capital Investment Corporation covered by this Statement.

         H&Q ASIA PACIFIC LTD. holds:

                  (i)      Sole power to vote or to direct the vote:  0
                  (ii)     Shared power to vote or to direct the vote: 4,403,922
                  (iii)    Sole power to dispose or to direct the disposition: 0
                  (iv)     Shared power to dispose or to direct the disposition:
                           4,403,922

Ta-lin Hsu, may be deemed to beneficially own shares of Common Stock owned by Asia Pacific Growth Fund II, L.P., HanTech International Venture Capital Corporation and HanRong Venture Capital Investment Corporation covered by this Statement.

         TA-LIN HSU holds:

                  (i)      Sole power to vote or to direct the vote:  0
                  (ii)     Shared power to vote or to direct the vote: 4,403,922
                  (iii)    Sole power to dispose or to direct the disposition: 0
                  (iv)     Shared power to dispose or to direct the disposition:
                           4,403,922



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF THE GROUP
         Not applicable

---------------------                                    ------------------
CUSIP NO. G6797E 10 6               13 G                 Page 14 of 19 Pages
---------------------                                    ------------------

ITEM 10. CERTIFICATION

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct, By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer or the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------                                    ------------------
CUSIP NO. G6797E 10 6               13 G                 Page 15 of 19 Pages
---------------------                                    ------------------


                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                    February 14, 2001



                                    TA-LIN HSU


                                    By:  /s/ TA-LIN HSU
                                        -----------------------------
                                    Name:   Ta-lin Hsu
                                    Title:  in his individual capacity



                                    H&Q ASIA PACIFIC, LTD.


                                    By: /s/ TA-LIN HSU
                                        -----------------------------
                                    Name:    Ta-lin Hsu
                                    Title:   Chairman



                                    ASIA PACIFIC GROWTH FUND II, L.P.

                                    By: H&Q Asia Pacific II, L.C.C., as
                                        general partner

                                        By: H&Q Asia Pacific, Ltd., as
                                            managing member

                                            By: /s/ TA-LIN HSU
                                               -----------------------------
                                               Name:    Ta-lin Hsu
                                               Title:   Chairman



                                    H&Q ASIA PACIFIC II, L.L.C.

                                    By: H&Q Asia Pacific, Ltd., as
                                        managing member

                                        By: /s/ TA-LIN HSU
                                           -----------------------------
                                           Name:    Ta-lin Hsu
                                           Title:   Chairman

---------------------                                    ------------------
CUSIP NO. G6797E 10 6               13 G                 Page 16 of 19 Pages
---------------------                                    ------------------


                                    H&Q TAIWAN CO., LTD.


                                    By: /s/ TA-LIN HSU
                                        -----------------------------
                                    Name:    Ta-lin Hsu
                                    Title:   Chairman

                                    HANTECH INTERNATIONAL VENTURE CAPITAL
                                    CORPORATION



                                    By: /s/ CHANG-LIN CHANG
                                        -----------------------------
                                    Name:   Chang-lin Chang
                                    Title:  President


                                    HANRONG VENTURE CAPITAL INVESTMENT
                                    CORPORATION



                                    By: /s/ JUITUN CHAN
                                        -----------------------------
                                    Name:    Juitun Chan
                                    Title:   President

---------------------                                    ------------------
CUSIP NO. G6797E 10 6               13 G                 Page 17 of 19 Pages
---------------------                                    ------------------



EXHIBIT TO SCHEDULE 13G PURSUANT TO ITEM 7 OF SCHEDULE 13G - TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(D)

H&Q Asia Pacific, Ltd., a British Virgin Islands company ("H&Q AP"), is a holding company involved in the principal business of managing private equity investment funds. Mr. Ta-lin Hsu is the sole director and controlling shareholder of H&Q AP; accordingly, he may be deemed to control H&Q AP. The address of the principal office for H&Q AP is P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands and for Mr. Ta-lin Hsu it is 156 University Avenue, Palo Alto, CA 94301.

The number of shares of common stock of the Issuer ("Common Stock") that are owned of record and that may be deemed to be beneficially owned by the Reporting Persons, as of February 14, 2001, is 4,403,922 in the aggregate. The Reporting Persons have obtained their interest in the Issuer, prior to the Issuer's initial public offering, as an investment.

H&Q AP owns a subsidiary by the name of H&Q Taiwan Co. Ltd., incorporated under Chinese Company Law ("H&Q Taiwan"). Because H&Q Taiwan controls two investment funds, HanRong Venture Capital Investment Corporation, incorporated under Chinese Company Law ("HanRong") and Hantech International Venture Capital Corporation, incorporated under Chinese Company Law ("HanTech"; together with HanRong, the "Funds"), H&Q Taiwan, H&Q AP and Mr. Ta-lin Hsu may be deemed to control each fund. H&Q AP also acts as a manager to the Funds. The Funds have invested in the Issuer; HanRong owns 573,333 shares or 1.7% of the Issuer's Common Stock and HanTech owns 1,516,863 shares or 4.6% of the Issuer's Common Stock. As a result H&Q Taiwan may be the beneficial owner of 2,090,196 shares or 6.4% of the Issuer's outstanding Common Stock.

H&Q AP and Mr. Ta-lin Hsu collectively control and own a 43% interest in H&Q Asia Pacific II, L.L.C., a Delaware limited liability company ("H&Q LLC"). H&Q LLC is the general partner of Asia Pacific Growth Fund II, L.P., a Delaware limited partnership ("APGF II"), which operates as an investment fund. APGF II has invested in the Issuer and currently owns 2,313,726 shares or 7.1% of the Issuer's outstanding Common Stock. Because H&Q LLC is the general partner of APGF II, H&Q LLC may be deemed to be the beneficial owner of 2,313,726 shares or 7.1% of the issuer's Common Stock.

In addition, because H&Q AP and Mr. Ta-lin Hsu control H&Q LLC and H&Q Taiwan, both H&Q AP and Mr. Ta-lin Hsu may be deemed to be the beneficial owners of an aggregate of 4,403,922 shares or 13.4% of the Issuer's Common Stock.

The Reporting Persons are of the view that they are not acting as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934 (the "1934 Act") and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purpose of Section 13 (d). However, each of the Reporting Persons is making this filing on a voluntary basis as if all of the shares are beneficially owned by each of the Reporting Persons on a joint basis.

---------------------                                    ------------------
CUSIP NO. G6797E 10 6               13 G                 Page 18 of 19 Pages
---------------------                                    ------------------


EXHIBIT TO SCHEDULE 13G - JOINT FILING STATEMENT

The undersigned acknowledge and agree that the foregoing Statement on Schedule 13G is filed on behalf of each of them and that all subsequent amendments to such Statement on Schedule 13G may be filed on behalf of each of them without the necessity of entering into or filing any additional joint filing statements. The undersigned acknowledge that each of them will be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning each of them, respectively, contained herein and therein, but will not be responsible for the completeness and accuracy of the information concerning the others of them, except to the extent that the undersigned know or have reason to believe that such information is inaccurate.


                                    February 14, 2001


                                    TA-LIN HSU


                                    By: /s/ TA-LIN HSU
                                        -----------------------------
                                    Name:    Ta-lin Hsu
                                    Title:   in his individual capacity



                                    H&Q ASIA PACIFIC, LTD.


                                    By: /s/ TA-LIN HSU
                                        -----------------------------
                                    Name:    Ta-lin Hsu
                                    Title:   Chairman



                                    ASIA PACIFIC GROWTH FUND II, L.P.

                                    By: H&Q Asia Pacific II, L.C.C., as
                                        general partner

                                        By: H&Q Asia Pacific, Ltd., as
                                            managing member

                                            By: /s/ TA-LIN HSU
                                               -----------------------------
                                               Name:    Ta-lin Hsu
                                               Title:   Chairman



                                    H&Q ASIA PACIFIC II, L.L.C.

                                    By: H&Q Asia Pacific, Ltd., as
                                        managing member

                                        By: /s/ TA-LIN HSU
                                           -----------------------------
                                           Name:    Ta-lin Hsu
                                           Title:   Chairman

---------------------                                    ------------------
CUSIP NO. G6797E 10 6               13 G                 Page 19 of 19 Pages
---------------------                                    ------------------



                                    H&Q TAIWAN CO., LTD.

                                    By: /s/ TA-LIN HSU
                                        -----------------------------
                                    Name:    Ta-lin Hsu
                                    Title:   Chairman


                                    HANTECH INTERNATIONAL VENTURE CAPITAL
                                    CORPORATION



                                    By: /s/ CHANG-LIN CHANG
                                        -----------------------------
                                    Name:   Chang-lin Chang
                                    Title:  President

                                    HANRONG VENTURE CAPITAL INVESTMENT
                                    CORPORATION



                                    By: /s/ JUITUN CHAN
                                        -----------------------------
                                    Name:    Juitun Chan
                                    Title:   President